Exhibit 23(b)

NOTICE OF INABILITY TO OBTAIN CONSENT FROM ARTHUR ANDERSEN LLP

                Arthur Andersen LLP audited the financial statements as of and for the year ended December 31, 2001, included in the Annual Report on Form 11-K for the year ended December 31, 2002. These financial statements are incorporated by reference into registration statement 333-21093 under the Securities Act of 1933, as amended. After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated April 12, 2002 into our registration statements under the Securities Act of 1933, as amended. Accordingly, Arthur Andersen LLP will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named as an expert in these registration statements, and therefore such lack of consent may limit the recovery by investors from Arthur Andersen LLP.